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                                                                    EXHIBIT 10.2


                   EMPLOYMENT AGREEMENT FOR TERRY L. WILLIAMS

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 30th day of January, 2001, by and among Cortez Development, Ltd., a Delaware corporation ("Cortez"), Molichem Medicines, Inc., a North Carolina corporation ("Employer") and Terry L. Williams, an individual residing at 3592 Manns Chapel Road, Chapel Hill, N.C. 27514 ("Employee"). Employer and Employee may be referred to herein collectively as the "Parties" and individually as a "Party".

                                    RECITALS

         A. Pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), Cortez Acquisition Corporation, a North Carolina corporation (the "Merger Subsidiary") has been merged into Employer, and Employer has become a wholly owned subsidiary of Cortez.

         C. Cortez has required that Employee enter into this Agreement with respect to the services she will provide to Employer after the merger.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the parties agree as follows:

         Section 1. Term. The employment created by this Agreement shall be for a three (3) year term beginning on the effective date of the Merger Agreement and ending December 31, 2003 (the "Term"), and automatically renewable at the option of Employee for an additional two (2) year period, subject, however, to earlier termination as provided herein.

         Section 2. Duties. Employee is initially engaged to act in the capacity of Director of Development, subject to change as appropriate to the needs of the Employer. Employee's duties and powers as Director of Development shall be determined from time to time by the Board of Directors of Employer. Employee shall perform and discharge such duties well and faithfully.

         Section 3. Base Compensation. Subject to the terms and conditions of this Agreement, as partial compensation for services rendered and Employee's covenants and agreements under this Agreement, Employer shall pay to Employee a base salary of one hundred thousand dollars ($100,000) per year, payable in accordance with Employer's standard practices. Employer and Employee shall review Employee's performance in accordance with Employer's standard practices, and at that time Employer shall determine whether Employee's salary should be increased.

         Section 4. Additional Compensation. In addition to the compensation specified in Section 3 above, Employee shall have the opportunity to earn an annual bonus in the amount of twenty percent (20%) of base compensation and shall be eligible for other incentive compensation payments, in accordance with such plans as may be adopted by the Board of Directors of Employer.



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         Section 5. Options. In addition to the compensation under Section 3 and
Section 4 above, Employee shall be awarded an option for four hundred thousand (400,000) shares of the common stock of Cortez pursuant to the Option Agreement in the form of Exhibit A, which agreement provides for vesting of the options on the following schedule: one hundred sixteen thousand six hundred sixty-seven (116,667) options upon the execution of this Agreement, seventy-seven thousand seven hundred seventy-eight (77,778) options after one year, seventy-seven thousand seven hundred seventy-eight (77,778) options after two years, seventy-seven thousand seven hundred seventy-seven (77,777) options after three years, and fifty thousand (50,000) options upon the completion of certain performance criteria related to the license agreement by and between Employer and InterMune Pharmaceuticals, Inc.

         Section 6. Benefit Plans. Employer agrees to provide Employee with health insurance coverage, life insurance coverage, disability income insurance coverage, participation in a 401(k) plan and all other benefits presently available for Employer's employees generally.

         Section 7. Expenses. Employer shall reimburse Employee for business expenses directly and reasonably incurred in the performance of his duties provided that Employee complies with Employer's policies concerning reimbursement for such expenses.

         Section 8. Termination. This Agreement shall terminate prior to the expiration of its Term upon the occurrence of any one of the following events:

                  (a) Disability. In the event that (i) Employee is totally and permanently disabled as determined in accordance with the Employer's long-term disability plan, if any, as in effect at such time, or (ii) if no such plan is in effect, Employee is unable to perform his duties and responsibilities hereunder by reason of illness, injury or incapacity for ninety (90) consecutive days, this Agreement may be terminated by Employer, and Employer shall have no further liability or obligation to Employee for compensation hereunder; provided, however, that Employee shall continue to be compensated as provided in
Section 3 of this Agreement during such 90-day period and until termination under this section, and provided further, that Employee will be entitled to receive the payments prescribed under any disability benefits plan in which Employee was participating.

                  (b) Death. In the event that Employee dies during the Term, Employer shall pay to his executors, legal representatives or administrators an amount equal to the remaining installment of Employee's compensation set forth in Section 3 hereof for the month in which Employee dies, and thereafter Employer shall have no further liability or obligation hereunder to Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Employee; provided, however, that Employee's heirs, legal representatives or administrators will be entitled to receive the payments prescribed under any death or disability benefits plan in which Employee was participating.

                  (c) Cause. Nothing in this Agreement shall be construed to prevent Employee's termination by Employer at any time for "cause". For purposes of this Agreement, "cause" shall mean (i) the failure of Employee to perform or observe (other than by reason of illness, injury or incapacity) any of the material terms or provisions of this Agreement, (ii) dishonesty or misconduct


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on the part of Employee that is or is reasonably likely to be materially damaging or materially detrimental to the business of Employer, (iii) conviction of a felony, (iv) failure to comply with the reasonable directions of the Board of Directors or officers of the Employer in a way that is materially damaging or materially detrimental to the business of Employer, or (v) failure to perform his material duties under this Agreement due to abuse of alcohol or drugs. Prior to terminating this Agreement on account of Employee's failure to perform or observe any of the material terms and conditions of this Agreement (as described in clauses (i), (iv) or (v) of the preceding sentence), Employer shall give Employee thirty (30) days' written notice and an opportunity to cure such failure to the satisfaction of Employer. Upon termination for cause, Employer shall pay to Employee all sums due Employee through the date of such termination. Following such termination, Employer shall have no further duty or obligation to Employee; provided, however, that Employee shall continue to be bound by Section 9.

         Section 9. Confidential Information. Employee may gain access to or knowledge of information about Employer that is not generally known or available to the public ("Confidential Information"). Such information may include trade secrets, research, development, client information, marketing plans, contractual arrangements, personnel records, finances, and clients lists. Employee will not disclose any Confidential Information during or after the term of this Agreement to any person, firm, corporation, association or other entity for any reason or purpose whatsoever or use such information except as directed or authorized by Employer. All Confidential Information remains the property of Employer and no license or other rights to Confidential Information is granted hereby. On demand of Employer, at any time, Employee shall immediately deliver all printed or written Confidential Information to Employer. Confidential Information includes any such information of Employer prior to the merger of Merger Sub into Employer.

         The following information shall not be deemed part of the Confidential
Information: (1) that was in the public domain at the time of disclosure by Employer to the Employee; or (2) that entered the public domain through no fault of Employee subsequent to the time of disclosure by the Employer to Employee; or
(3) that was in the Employee's possession free of any obligation of confidence at the time of disclosure by the Employer; or (4) that was rightfully communicated by a third party to Employee free of any obligation of confidence subsequent to the time of disclosure by the Employer to Employee; or (5) that is deemed not confidential by the Board of Directors of Employer or is not confidential under any confidentiality policies adopted by the Board of Directors of Employer.

         Section 10. Ownership of Confidential Information and Work Product. Except as limited by this Section, Employee agrees that all Confidential Information and all other work product of any type or nature created by Employee or resulting from work performed by Employee for the Employer, using the Employer's facilities, equipment, supplies or other property, during business hours, or related to the Employer's Business, even if not Confidential Information (such Confidential Information and work product being defined as "Work Product"), shall belong to the Employer exclusively and without any additional compensation to Employee. Employee agrees that any original copyrightable Work Product shall be considered as "works made for hire," and that the Employer shall be deemed the author thereof, provided that to the extent such Work Product is


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determined not to constitute "works made for hire" as a matter of law, Employee hereby irrevocably assigns and transfers to the Employer all rights in and to such Work Product.

         Upon request Employee will execute any instrument required to vest in the Employer complete title and ownership to all Work Product, and will, at the request and expense of the Employer, execute any instruments necessary to obtain legal protection in the United States and foreign countries for all Work Product and for the purpose of vesting title thereto in the Employer, or its nominee, all without any additional compensation of any kind to Employee.

         Section 11. Notices. Any notices to be given hereunder by either Party to the other may be effected in writing either by personal delivery, via telefacsimile or by mail, registered or certified, postage prepaid with return receipt requested:

         If to Employer:      MoliChem Medicines, Inc.
                              207 South Elliot Road, PMB #231
                              Chapel Hill, North Carolina 27514

         with a copy to:      Herman F. Greene, Esq.
                              Daniels & Daniels, P.A.
                              P. O. Box 12218
                              Research Triangle Park, North Carolina 27709-2218

         If to Employee:      Terry L. Williams
                              3592 Manns Chapel Road
                              Chapel Hill, N.C. 27514

Mailed notices shall be addressed to the Parties at the addresses set forth above, but each Party may change the address by written notice in accordance with this Section 11. Notices delivered personally or by telecopier (with answerback received) shall be deemed communicated as of actual receipt mailed notices shall be deemed communicated as of three days after mailing.

         Section 12. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the employment of Employee by Employer, and contains all of the covenants and agreements between the Parties with respect to such employment in any manner whatsoever.

         Section 13. Headings. The headings or titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or title of any section.

         Section 14. Amendment or Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by Employer and is agreed to in writing, signed by Employee and by an officer of Employer (other than Employee) thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by any Party hereto of any breach by any other Party hereto of any condition or provision


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of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time nor shall the receipt or acceptance of Employee's employment be deemed a waiver of any condition or provision hereof.

         Section 15. Assignability. Employee shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of Employer, this Agreement being personal to Employee. This Agreement shall, however, inure to the benefit of Employee's estate, dependents, beneficiaries and legal representatives. This Agreement shall not be assignable by Employer without the written consent of Employee, but if Employer shall merge or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization, then this Agreement shall bind, and inure to the benefit of, the successor of Employer resulting from such merger, consolidation or transfer. No such merger, consolidation or transfer, however, shall relieve the Parties from liability and responsibility for the performance of their respective duties and obligations hereunder.

         Section 16. Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the internal substantive law of the State of North Carolina.

         Section 17. Severability. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the Parties hereto to the extent permissible under law.

                                      EMPLOYER:
                                      MOLICHEM MEDICINES, INC.


                                      By: ______________________________
                                               Its:


                                      EMPLOYEE:


                                      ----------------------------------
                                      Terry Williams


                                      CORTEZ DEVELOPMENT, LTD.


                                      By:_______________________________
                                               Its:


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